Exhibit 21.1

                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------

ERC  SOLUTIONS,  INC.
A corporation organized under the laws of the State of Delaware.

CENTURY RESOURCES, INC.
A corporation organized under the laws of the state of Delaware.

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